SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDED REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K-A of Eaton Scientific Systems, of our report dated December 11, 2013 on our audit of the financial statements of Eaton Scientific Systems as of January 31, 2012 and 2013, and the related statements of income, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended January 31, 2013 and since inception on January 31, 2006 through January 31, 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

December 11, 2013

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd,  Suite 202  Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351